Filed pursuant to Rule 424(b)(3)
Registration File No.: 333-124582-10

Supplement No. 4 to market-making prospectus dated May 19, 2007
The date of this Supplement is August 1, 2007
On August 1, 2007, Cooper-Standard Holdings Inc. filed the attached Current Report on Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 26, 2007

COOPER-STANDARD HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	333-123708	20-1945088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive
Novi, Michigan 48375
(Address of principal executive offices)

Registrant’s telephone number, including area code: (248) 596-5900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:         Entry into a Material Definitive Agreement.

                As previously reported on a Form 8-K filed on June 14, 2007, Cooper-Standard Automotive Inc. (the “Company”), a wholly-owned subsidiary of Cooper-Standard Holdings Inc. (“Holdings”) and CSA Germany GmbH & Co. KG, a wholly-owned German subsidiary of the Company, entered into a Sale and Purchase Agreement with Automotive Sealing Systems S.A. (the “Seller”) on June 9, 2007, pursuant to which the Company and certain of its affiliates agreed to acquire certain parts of the Metzeler Automotive Profile Systems ("MAPS") automotive weather sealing business of the Seller, including the outstanding capital stock of certain of the Seller’s direct and indirect subsidiaries and certain other assets, for Euro 100,000,000 in cash (the “MAPS Acquisition”), subject to purchase price adjustments and certain closing conditions.

                On July 26, 2007, the Company entered into the Second Amendment to Credit Agreement (the “Amendment”), among Holdings, the Company, Cooper-Standard Automotive Canada Limited, a corporation organized under the laws of Ontario, Steffens Beheer BV, a corporation organized under the laws of the Netherlands, the lenders who are party thereto, Deutsche Bank Trust Company Americas, as administrative agent, Lehman Commercial Paper Inc., as syndication agent, and Goldman Sachs Credit Partners, L.P., UBS Securities LLC and The Bank of Nova Scotia, as co-documentation agents. The Amendment permits the MAPS Acquisition, and the Company therefore plans, upon consummation of the MAPS Acquisition, to borrow up to an incremental Euro 65,000,000 through a term loan under the Credit Agreement (as amended) to finance, in part, the MAPS Acquisition and to pay related fees and expenses. The Amendment also provides for a new dual dollar and Euro currency borrowing facility accessible, upon consummation of the MAPS Acquisition, directly by a European subsidiary of the Company in an amount up to USD 35,000,000. In addition, the Amendment further provides some additional operating and investment flexibility for the Company. The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the Amendment itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

Item 2.03:         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01:	Financial Statements and Exhibits

(c)	Exhibits.

	10.1	Second Amendment to Credit Agreement

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper-Standard Holdings Inc.
Date: August 1, 2007

	By:	/s/ Timothy W. Hefferon

		Name:	Timothy W. Hefferon
		Title:	Vice President, General Counsel and Secretary

COOPER-STANDARD HOLDINGS INC.

Exhibit Index to Current Report on Form 8-K

Exhibit No.	Description of Exhibit

10.1	Second Amendment to Credit Agreement